                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported)  October 13, 2000
                                                ----------------------


                          WORTHINGTON INDUSTRIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          Ohio                    1-8399                       31-1189815
------------------------   ---------------------   ---------------------------------
(State of Incorporation)   (Commission File No.)   (IRS Employer Identification No.)

  1205 Dearborn Drive, Columbus, Ohio                              43085
----------------------------------------                 -----------------------
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code         (614) 438-3210
                                                  ------------------------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

                          WORTHINGTON INDUSTRIES, INC.

                                      INDEX




                                                                            Page
                                                                            ----

ITEM 5 - OTHER EVENTS.........................................................2

  CERTAIN INFORMATION ON THE ACQUISITION FROM METALTECH, NEXTECH AND
            GALVTECH..........................................................2

  COMBINED FINANCIAL STATEMENTS OF METALTECH, NEXTECH AND GALVTECH............3

  UNAUDITED PRO FORMA FINANCIAL INFORMATION..................................18


ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS...................................24

  EXHIBIT INDEX..............................................................24

SIGNATURES...................................................................25

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Current Report on Form 8-K contains forward-looking statements and assumptions concerning our financial condition, results of operations and business as a result of the proposed acquisition of the net assets of MetalTech, NexTech and GalvTech (collectively, the "Techs"). These forward-looking statements are included under the heading "Unaudited Pro Forma Financial Information." These statements and assumptions include, among others, those relating to financial condition and operating results of the combined company following the proposed acquisition, financing and other costs related to the acquisition, cost savings expected to result from the proposed acquisition, growth, projected capacity levels of the combined companies and anticipated capital expenditures.

         Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements and assumptions are reasonable, we can give no assurance that our plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements and assumptions we make in this Current Report include, among others, the following factors:

         o lower than expected operating results following the proposed acquisition;

         o unexpected costs or difficulties related to the integration of our business and that of the Techs;

         o lower than expected or delayed cost savings from the proposed acquisition;

         o        competitive factors and pricing pressures;

         o changes in pricing or availability of raw materials, particularly steel;

         o        capacity restraints and efficiencies;

         o changes in product demand, changes in product mix and market acceptance of products;

         o the need to improve processes and business practices to keep pace with the economic, competitive and technological environment;

         o changes in general economic conditions and the business environment in the United States or in the market areas in which we conduct business;

         o legislation or regulatory changes that adversely affect our business; and

         o other risks described from time to time in our filings with the Securities and Exchange Commission.

ITEM 5.  OTHER EVENTS.


         This Current Report on Form 8-K is being filed to summarize the material provisions of the agreement to acquire the Techs' net assets (the "Techs Acquisition") and to provide historical financial statements of the Techs and pro forma financial information regarding the Techs Acquisition. The information is being provided under this Item following the execution of a definitive asset purchase agreement for the Techs Acquisition on October 13, 2000. This and other updated information will be provided under Items 2 and 7 of a Form 8-K required to be filed after the closing of the Techs Acquisition. Please refer to Note P - Subsequent Event (Unaudited) of the Notes to Consolidated Financial Statements incorporated by reference into Item 8 - Financial Statements of our Annual Report on Form 10-K for the fiscal year ended May 31, 2000, where we discussed the signing of the letter of intent to acquire the Techs' net assets.


                  CERTAIN INFORMATION ON THE ACQUISITION FROM
                         METALTECH, NEXTECH AND GALVTECH

         On October 13, 2000, Worthington Techs, L.P., a wholly-owned subsidiary of Worthington Industries, Inc., entered into an Asset Purchase Agreement (the "Techs Agreement"), to acquire substantially all of the net assets of the Techs for $260 million in cash, subject to adjustment for changes in working capital. The purchase price may increase by up to $60 million over the three-year period beginning January 1, 2001, depending on capacity utilization and the spread between the market price for galvanized steel and the cost of raw material. A letter of intent regarding the Techs Acquisition had previously been signed on July 28, 2000 and the closing is expected to occur on or before November 30, 2000. The Techs Acquisition will be funded by debt.

         The Techs are Pennsylvania limited partnerships which collectively produce and distribute approximately one million tons of hot-dipped galvanized steel annually. The purchased assets include owned and leased real property, machinery and equipment, inventory, work in process, accounts receivable, contracts and intellectual property used by the Techs in the operation of their hot-dipped galvanized steel production facilities in Pittsburgh, West Homestead and Turtle Creek, Pennsylvania and the associated goodwill.

         Each of the Techs has a different ownership structure, but the five original investors control all three. They are G. Watts Humphrey, Jr., Edwin H. Gott, Jr., Wilson J. Farmerie, Thomas Grudovich and Robert W. Riordan. Additionally, LTVGT, Inc., a wholly-owned subsidiary of The LTV Corporation, has a 40 percent limited partnership interest in GalvTech.

         The Techs Agreement includes customary representations and warranties for transactions of this type. The obligation of Worthington Techs, L.P. to consummate the Techs Acquisition is conditioned upon, among other things:

         o        the receipt of specified third party consents and approvals;
         o the execution of specified ancillary agreements, including consulting and non-competition agreements with the five original investors in the Techs and confidentiality agreements with the four managing partners of the Techs;
         o no material adverse change in the Techs' business since December 31, 1999; and
         o        the completion of satisfactory debt financing.

         Further information concerning the Techs is included in the historical financial statements and pro forma financial information included elsewhere in this report.

        COMBINED FINANCIAL STATEMENTS OF METALTECH, NEXTECH AND GALVTECH

         Included in this section are the audited combined financial statements of MetalTech, NexTech and GalvTech as of and for the two years ended December 31, 1998 and 1999. Also included are the unaudited interim combined financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000.


          Independent Auditors' Report........................................4

          Combined Balance Sheets
              as of December 31, 1998 and 1999 and June 30, 2000..............5

          Combined Statements of Operations
              for the Years Ended December 31, 1998 and 1999 and
              the Six Months Ended June 30, 1999 and 2000.....................6

          Combined Statements of Partnership Deficit
              for the Years Ended December 31, 1998 and 1999 and
              the Six Months Ended June 30, 2000..............................7

          Combined Statements of Cash Flows
              for the Years Ended December 31, 1998 and 1999 and
              the Six Months Ended June 30, 1999 and 2000.....................8

          Notes to Combined Financial Statements..............................9

                          INDEPENDENT AUDITORS' REPORT


Partners
MetalTech, NexTech and GalvTech
Pittsburgh, Pennsylvania


We have audited the accompanying combined balance sheets of MetalTech, NexTech and Galvtech (Pennsylvania limited partnerships) as of December 31, 1998 and 1999 and the related combined statements of operations, partnership deficit and cash flows for the years then ended. These combined financial statements are the responsibility of the partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of MetalTech, NexTech and GalvTech as of December 31, 1998 and 1999 and the results of their combined operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.




                                         /s/ Hill, Barth & King LLC
                                         ----------------------------
                                         Certified Public Accountants





Wexford, Pennsylvania

February 17, 2000 (except
with respect to Note M, as
to which the date is
October 13, 2000).

                             COMBINED BALANCE SHEETS

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)



                                                                                DECEMBER 31,
                                                                       ----------------------------      JUNE 30,
                                                                             1998           1999           2000
                                                                       ------------    ------------     ------------
           ASSETS - NOTES E AND F                                                                       (UNAUDITED)

Current Assets:
   Cash                                                                $  4,512,975    $  1,374,466     $         -0-
   Receivables:
     Trade accounts                                                      38,008,311      39,879,605       51,155,000
     Other                                                                  171,415         198,323           77,000
                                                                       ------------    ------------     ------------
                                                                         38,179,726      40,077,928       51,232,000
   Less allowance for doubtful accounts                                    (459,322)       (676,602)        (848,000)
                                                                       ------------    ------------     ------------
                                            Net Receivables              37,720,404      39,401,326       50,384,000
   Inventories - Note C                                                  14,862,602      17,972,602       25,344,000
   Prepaid expenses                                                         406,954         439,093          534,000
                                                                       ------------    ------------     ------------
                                       Total Current Assets              57,502,935      59,187,487       76,262,000

Property, Plant and Equipment - Note D                                   30,576,664      28,442,151       26,905,000

Other Assets                                                              1,208,215       1,213,278        1,186,000
                                                                       ------------    ------------     ------------
                                                                       $ 89,287,814    $ 88,842,916     $104,353,000
                                                                       ============    ============     ============

           LIABILITIES AND PARTNERSHIP DEFICIT

Current Liabilities:
   Bank overdraft                                                      $  2,092,157    $  8,501,074     $ 12,680,000
   Revolving credit notes - Note E                                       13,000,000      17,500,000       31,700,000
   Accounts payable                                                      39,090,492      37,443,540       43,983,000
   Accrued liabilities                                                    6,403,053       5,733,458        7,579,000
   Current portion of long-term debt - Note F                             9,149,067       9,149,067        9,150,000
                                                                       ------------    ------------     ------------
                                  Total Current Liabilities              69,734,769      78,327,139      105,092,000
                                                                       ------------    ------------     ------------

Long-Term Debt Less Principal Due
   Within One Year - Note F                                              56,214,533      47,065,466       42,490,000

Partnership Deficit - Note G
   General partners                                                     (23,257,692)    (23,347,695)     (25,152,000)
   Limited partners                                                     (13,403,796)    (13,201,994)     (18,077,000)
                                                                       ------------    ------------     ------------
                                  Total Partnership Deficit             (36,661,488)    (36,549,689)     (43,229,000)
                                                                       ------------    ------------     ------------
                                                                       $ 89,287,814    $ 88,842,916     $104,353,000
                                                                       ============    ============     ============

             See accompanying notes to combined financial statements

                        COMBINED STATEMENTS OF OPERATIONS

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)



                                                     YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                                 ------------------------------      ------------------------------
                                                     1998              1999              1999              2000
                                                 ------------      ------------      ------------      ------------
                                                                                               (UNAUDITED)
Operating Income
    Net sales                                    $484,035,639      $448,490,080      $221,012,000      $223,677,000
    Less cost of sales                            415,462,603       385,505,212       189,343,000       200,869,000
                                                 ------------      ------------      ------------      ------------
                                Gross Profit       68,573,036        62,984,868        31,669,000        22,808,000
                                                 ------------      ------------      ------------      ------------


Operating Expenses
    Selling, general and administrative            23,548,012        21,540,954        11,089,000         9,833,000
    Depreciation                                    5,052,669         5,170,287         2,545,000         2,744,000
                                                 ------------      ------------      ------------      ------------
                    Total Operating Expenses       28,600,681        26,711,241        13,634,000        12,577,000
                                                 ------------      ------------      ------------      ------------
                      Income From Operations       39,972,355        36,273,627        18,035,000        10,231,000
                                                 ------------      ------------      ------------      ------------


Other Income (Expense)
     Interest expense                              (5,804,259)       (5,386,242)       (2,595,000)       (3,293,000)
     Interest income                                  100,252             9,320            35,000            37,000
    Other                                              (1,575)          (24,783)           99,000           242,000
                                                 ------------      ------------      ------------      ------------
                                                   (5,705,582)       (5,401,705)       (2,461,000)       (3,014,000)
                                                 ------------      ------------      ------------      ------------
                                  Net Income     $ 34,266,773      $ 30,871,922      $ 15,574,000      $  7,217,000
                                                 ============      ============      ============      ============


             See accompanying notes to combined financial statements

                   COMBINED STATEMENTS OF PARTNERSHIP DEFICIT

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                     YEARS ENDED DECEMBER 31, 1998 AND 1999
               AND THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                                 GENERAL           LIMITED
                                                 PARTNERS          PARTNERS            TOTAL
                                               ------------      ------------      ------------

Deficit January 1, 1998                        $(23,453,727)     $(13,930,623)     $(37,384,350)

Net income                                        9,293,190        24,973,583        34,266,773

Cash distributions to partners                   (9,097,155)      (24,446,756)      (33,543,911)
                                               ------------      ------------      ------------

Deficit December 31, 1998                       (23,257,692)      (13,403,796)      (36,661,488)

Net income                                        8,260,954        22,610,968        30,871,922

Cash distributions to partners                   (8,350,957)      (22,409,166)      (30,760,123)
                                               ------------      ------------      ------------

Deficit December 31, 1999                       (23,347,695)      (13,201,994)      (36,549,689)

Net income (unaudited)                            1,824,000         5,393,000         7,217,000

Cash distributions to partners (unaudited)       (3,628,305)      (10,268,006)      (13,896,311)
                                               ------------      ------------      ------------

Deficit June 30, 2000 (unaudited)              $(25,152,000)     $(18,077,000)     $(43,229,000)
                                               ============      ============      ============



             See accompanying notes to combined financial statements

                        COMBINED STATEMENTS OF CASH FLOWS

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)


                                                        YEARS ENDED DECEMBER 31,          SIX-MONTHS ENDED JUNE 30,
                                                    ------------------------------     ------------------------------
                                                        1998              1999             1999              2000
                                                    ------------      ------------     ------------     -------------
                                                                                              (UNAUDITED)
Cash Flows From Operating Activities:
    Net income                                      $ 34,266,773      $ 30,871,922     $ 15,574,000     $   7,217,000
    Adjustments to reconcile net income to net
      cash provided by (used in) operating
      activities:
      Depreciation                                     5,052,669         5,170,287        2,545,000         2,744,000
      Amortization                                        99,175            99,757           50,000            38,000
      Loss on asset retirements and sales                     -0-            9,625               -0-               -0-
      Provision for doubtful accounts                    167,722           217,280          215,678           171,398
      Increase in receivables                           (947,670)       (1,898,202)      (5,816,274)      (11,154,072)
      (Increase) decrease in inventories                 526,447        (3,110,000)      (4,410,398)       (7,371,398)
      Increase in prepaid expenses                        (1,032)          (32,139)        (483,046)          (94,907)
      (Increase) decrease in other assets               (139,814)          (93,335)          11,636           (10,722)
        (Decrease) increase in accounts payable       (1,016,068)       (1,646,952)       9,805,508         6,539,460
      (Decrease) increase in accrued liabilities        (497,095)         (669,595)       1,535,947         1,845,542
                                                    ------------      ------------     ------------     -------------
Net Cash Provided By (Used In) Operating
  Activities                                          37,511,107        28,918,648       19,028,051           (75,699)
                                                    ------------      ------------     ------------     -------------

Cash Flows From Investing Activities
    Purchase of property, plant and equipment         (1,555,595)       (3,054,709)        (820,336)       (1,206,849)
    Proceeds from sale of asset                               -0-            9,310               -0-               -0-
                                                    ------------      ------------     ------------     -------------
Net Cash Used In Investing Activities                 (1,555,595)       (3,045,399)        (820,336)       (1,206,849)
                                                    ------------      ------------     ------------     -------------

Cash Flows From Financing Activities
    Increase in bank overdraft                           695,199         6,408,917        1,474,843         4,178,926
    Increase in revolving credit note                    100,000         4,500,000        3,100,000        14,200,000
     Payments on long-term debt                       (9,149,066)       (9,149,067)      (4,575,533)       (4,574,533)
     Cash paid for loan costs                                 -0-          (11,485)              -0-               -0-
    Cash distributions to partners                   (33,543,911)      (30,760,123)     (21,627,000)      (13,896,311)
                                                    ------------      ------------     ------------     -------------
Net Cash Used In Financing Activities                (41,897,778)      (29,011,758)     (21,627,690)          (91,918)
                                                    ------------      ------------     ------------     -------------
Net Decrease In Cash                                  (5,942,266)       (3,138,509)      (3,419,975)       (1,374,466)

Cash at beginning of period                           10,455,241         4,512,975        4,512,975         1,374,466
                                                    ------------      ------------     ------------     -------------
Cash at end of period                               $  4,512,975      $  1,374,466     $  1,093,000     $          -0-
                                                    ============      ============     ============     ==============

Cash Was Paid For
    Interest                                        $  5,776,008      $  5,366,942    $   2,595,000     $   3,293,000
                                                    ============      ============     ============     ==============


             See accompanying notes to combined financial statements

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999


NOTE A - NATURE OF OPERATIONS

        The partnerships own and operate hot-dip steel coil zinc galvanizing lines, sell finished coated coils primarily into the construction markets, and grant credit to their customers, located primarily in the midwestern and eastern United States. The partnerships perform ongoing credit evaluations of their customers' financial condition and, generally, require no collateral from their customers.

        The combined financial statements include the accounts of MetalTech, NexTech and GalvTech, which are all related through common ownership. All material inter-company accounts and transactions have been eliminated in combination.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Information:
        The interim financial information as of and for the six-month periods ended June 30, 1999 and 2000 included herein is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

Inventories:
        Inventories are stated at lower of cost or market on the first-in, first-out method.

Property, Plant and Equipment:
        Property, plant and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to thirty-five years. Leasehold improvements are being amortized on a straight-line basis over twenty years.

Other Assets:
        Other assets include operating spare parts and loan origination fees. Amortization of loan origination fees is computed on the straight-line method over the term of the related loans.

Income Taxes:
        Income of the partnerships is taxed directly to their partners. Accordingly, no provision for income taxes has been made in the accompanying combined financial statements.

Interest Rate Swap Agreements:
        The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements.

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Hedging Transactions:
        The partnerships use futures, calls and puts for price hedging in their zinc raw material inventory purchasing programs. The Company does not enter into financial instruments for trading or speculative purposes. Gains and losses on price hedging transactions related to inventory are charged or credited to cost of sales when the contracts are closed which substantially corresponds with the timing of the inventory charge to cost of sales. In connection with the partnerships' hedging activities, the partnerships participate in a combined $3,000,000 margin line of credit with brokers. At December 31, 1999, the partnerships' future hedging activities had contracts maturing through June 2000 covering approximately 1,050 metric tons of zinc with a combined contract value of approximately $1,038,000. They also had call options maturing through March 2000 covering approximately 975 metric tons of zinc with a contract value of approximately $44,700 and June 2000 covering approximately 750 metric tons of zinc with a contract value of approximately $39,000. They also sold put options at a value of $21,750 maturing through June 2000 covering 750 metric tons of zinc. Had the partnerships settled all of their future, put and call positions at December 31, 1999, they would have recognized a gain of approximately $420,000.

Use of Estimates:
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments:
        The carrying amount for cash, accounts receivable, revolving credit notes and accounts payable approximates fair value due to the short-term maturity of these instruments. The fair value of the partnerships' long-term debt approximates the carrying value due to the variable interest rate feature of the instruments.

        The fair value of the partnerships' interest rate swap agreements is the estimated amount the partnerships would have to pay or receive to terminate the agreements as provided by the financial institution who is the counterparty to the agreements. At December 31, 1999, the fair value of the partnerships' interest rate swap agreements was approximately $17,000.

NOTE C - INVENTORIES

        Following is a summary of major classes of inventories:

                                                               December 31,
                                                       --------------------------       June 30,
                                                           1998          1999            2000
                                                       -----------    -----------     -----------
                                                                                      (Unaudited)
        Finished goods                                 $ 8,155,548    $11,467,954     $ 9,281,000
        Raw materials                                    6,707,054      6,504,648      16,063,000
                                                       -----------    -----------     -----------
                                  Total Inventories    $14,862,602    $17,972,602     $25,344,000
                                                       ===========    ===========     ===========

        Finished goods inventories include material, labor and manufacturing overhead.

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999


NOTE D - PROPERTY, PLANT AND EQUIPMENT

        Following is a summary of property, plant and equipment:

                                                                                December 31,
                                                                       --------------------------        June 30,
                                                                            1998            1999           2000
                                                                       ------------   -----------     ------------
                                                                                                       (Unaudited)
        Land and land improvements                                     $   888,519    $   888,519     $   889,000
        Leasehold improvements                                             775,492        864,092         868,000
        Building and improvements                                        2,659,205      2,759,838       2,823,000
        Machinery and equipment                                         52,578,114     53,332,280      56,191,822
        Furniture, fixtures and office equipment                         1,316,642      1,458,784       1,593,000
        Construction in progress                                                -0-     1,854,460              -0-
                                                                       -----------    -----------     -----------
                                                                        58,217,972     61,157,973      62,364,822
        Less accumulated depreciation                                   27,641,308     32,715,822      35,459,822
                                                                       -----------    -----------     -----------
                          Net Property, Plant And Equipment            $30,576,664    $28,442,151     $26,905,000
                                                                       ===========    ===========     ===========

NOTE E - REVOLVING CREDIT NOTES

        NexTech has a line of credit under a Credit Agreement (the NexTech Credit Agreement) with a bank to provide for an $8,000,000 revolving line of credit with a $1,000,000 sublimit for the issuance of standby letters of credit. The NexTech Credit Agreement terminates on September 30, 2003, and may be extended for additional one-year periods if requested by the partnership and approved by the bank. There were no amounts outstanding under the line of credit as of December 31, 1998 and 1999.

        MetalTech has a line of credit under a Credit Agreement (the MetalTech Credit Agreement) with a bank to provide for a $9,000,000 (decreased from $12,000,000 during 1999) revolving line of credit with a $1,000,000 sublimit for the issuance of standby letters of credit. The MetalTech Credit Agreement terminates on September 30, 2003, and may be extended for additional one-year periods if requested by the partnership and approved by the bank. There was $5,800,000 at 7.75% and $5,700,000 at 8.50% outstanding under the line of credit as of December 31, 1998 and 1999.

        GalvTech has a line of credit under a Credit Agreement (the GalvTech Credit Agreement) with a bank to provide for a $16,000,000 (increased from $13,000,000 during 1999) revolving line of credit with a $1,000,000 sublimit for issuance of standby letters of credit. The GalvTech Credit Agreement terminates on September 30, 2003, and may be extended for additional one-year periods if requested by the partnership and approved by the bank. As of December 31, 1998, $7,200,000 was outstanding under the partnership's line of credit. Of the $11,800,000 outstanding at December 31, 1999, $5,000,000 bore interest at 6.93%, $4,000,000 bore interest at 6.87%, and $2,800,000 bore interest at 8.5%.

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999


NOTE E - REVOLVING CREDIT NOTES (CONTINUED)

        Any principal amounts outstanding under the lines bear interest, at the partnerships' option, either at the bank's base rate plus a base rate margin or the Euro-Rate plus a Euro-Rate margin. The base rate margin may range from 0% to
 .5% and the Euro-Rate margin may range from .375% to 2.0% depending upon the ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA). The partnerships must also pay quarterly a commitment fee on the daily unused amount of the lines. The fees may range from .15% to .5% based upon the ratio of total indebtedness to EBITDA.

        Borrowings under the lines may not exceed 80% of qualified accounts receivable and 60% of qualified inventory, both as defined in the Credit Agreements. However, advances made with respect to inventory cannot exceed an amount equal to 50% of the borrowing base. Borrowings under the lines are collateralized by substantially all the partnerships' assets. The line of credit agreements are with the same bank as the partnerships' term loans discussed in Note F and are an integral part of the Credit Agreements. Accordingly, they are subject to substantially identical restrictions as the term loans.

NOTE F - LONG-TERM DEBT

        Long-term debt consisted of the following:

                                                                                December 31,
                                                                       -------------------------         June 30,
                                                                           1998          1999              2000
                                                                       -------------------------       -----------
                                                                                                       (Unaudited)
NexTech
        Term Loan A, due in 23 quarterly
          principal installments of $1,041,500
          beginning December 31, 1997 with a
          final payment due September 30, 2003                         $19,792,500    $15,626,500     $13,543,500
        Term Loan B, due in 27 quarterly
          principal installments of $50,000
          beginning December 31, 1997 with a
          final payment due September 30, 2004                          16,750,000     16,550,000      16,450,000

GalvTech
        Term loan, principal balance due in
          24 equal quarterly installments of
          $729,167 commencing December 31, 1997                         13,854,167     10,937,500       9,479,167
                                                                       -----------    -----------     -----------

                                            Balance Forward            $50,396,667    $43,114,000     $39,472,667

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999


NOTE F - LONG-TERM DEBT (CONTINUED)

                                                                                December 31,
                                                                       --------------------------       June 30,
                                                                           1998          1999             2000
                                                                       -----------    -----------     -----------
                                                                                                       (Unaudited)

                                            Balance Forward            $50,396,667    $43,114,000     $39,472,667

  MetalTech
        Term Loan A, due in 23 quarterly
          principal installments of $416,600
          beginning December 31, 1997 with a
          final payment due September 30, 2003                           7,916,933      6,250,533       5,417,333
        Term Loan B, due in 27 quarterly
          principal installments of $50,000
          beginning December 31, 1997 with a
          final payment due September 30, 2004                           7,050,000      6,850,000       6,750,000
                                                                       -----------    -----------     -----------
                                                                        65,363,600     56,214,533      51,640,000
        Less principal due within one year                               9,149,067      9,149,067       9,150,000
                                                                       -----------    -----------      ----------
    Total Long-Term Debt Less Principal Due Within One Year            $56,214,533    $47,065,466     $42,490,000
                                                                       ===========    ===========     ===========

        Principal amounts outstanding under the term loans bear interest, at the partnerships' option, either at the bank's base rate plus a base rate margin or the Euro-Rate plus a Euro-Rate margin. The base rate margin for Term Loans A and B may range from 0% to .5% and from 0% to 1.0%, respectively, and the Euro-Rate margin may range from .5% to 2.0% and from 1.0% to 2.5%, respectively, depending upon the ratio of total indebtedness to EBITDA.

        At December 31, 1999, NexTech had an amount outstanding of $15,626,500 under Term Loan A with interest at 7.74% and an amount outstanding of $16,550,000 under Term Loan B with interest at 8.24%. At December 31, 1999, GalvTech had an amount outstanding of $10,937,500 at an interest rate of 6.94%. At December 31, 1999, MetalTech had an amount outstanding of $6,250,533 under Term Loan A with interest at 7.19% and an amount outstanding of $6,850,000 under Term Loan B with interest at 7.69%.

        Although the term loans are payable in quarterly installments, the Credit Agreements require mandatory prepayments due to asset sales, as defined.

        Interest payable on both the revolving credit and term loans is payable quarterly in arrears for any base rate loans and on the last day of each Euro-Rate interest period or on the 90th day of such Euro-Rate interest period if the Euro-Rate interest period is six months.

        The term loans are secured by substantially all of the partnerships' assets.

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999

NOTE F - LONG-TERM DEBT (CONTINUED)

        The Credit Agreements contain restrictive covenants with which the partnerships are required to comply. The most restrictive of these covenants include the following:

        1) Maintenance of a minimum ratio of earnings before interest, taxes, depreciation and amortization, less capital expenditures, to debt service, as defined.

        2) Maintenance of a minimum ratio of total indebtedness, as defined, to earnings before interest, taxes, depreciation and amortization.

        3)      Limitations on new debt.

        4)      Limitations on distributions to partners.

        Principal due on long-term debt, exclusive of mandatory prepayments which may be required, for each of the five years following December 31, 1999 is as follows:

         2000                                                      $ 9,149,067
         2001                                                        9,149,067
         2002                                                        9,149,067
         2003                                                        6,967,332
         2004                                                       21,800,000
                                                                   -----------
                                                   TOTAL           $56,214,533
                                                                   ===========

        As required under the NexTech Credit Agreement, NexTech has entered into interest rate swap agreements to limit the effect of increases in the interest rates on any floating rate debt. The differential is accrued as interest rates change and is recorded in interest expense. During 1997, the partnership entered into two swap agreements, expiring on October 30, 2000, with an aggregate notional amount of $21,000,000 which amortizes until the original maturity date. The counterparty to the swap agreements has the right to extend the swap on the original maturity date by two years until October 30, 2002. The effect of these agreements is to limit the interest rate exposure, exclusive of the base rate margin or the Euro-Rate margin percent, to 6.19% on $8,333,333 of Term Loan A and to 6.2% on $8,300,000 of Term Loan B. As a result of the swap agreements, interest expense was increased by approximately $117,400 and $194,949 in 1998 and 1999, respectively.

         As required under the MetalTech Credit Agreement, MetalTech has entered into interest rate swap agreements to limit the effect of increases in the interest rates on any floating rate debt. The differential is accrued as interest rates change and is recorded in interest expense. During 1997, the partnership entered into two swap agreements, expiring on October 30, 2000, with an aggregate notional amount of $8,650,000 which amortizes until the original maturity date. The counterparty to the swap agreements has the right to extend the swap on the original maturity date by two years until October 30, 2002. The effect of these agreements is to limit the interest rate exposure, exclusive of the base rate margin or the Euro-Rate margin percent, to 6.21% on $3,333,333 of Term Loan A and to 6.21% on $3,450,000 of Term Loan B. As a result of the swap agreements, interest expense was increased by approximately $48,300 and $66,592 in 1998 and 1999, respectively.

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999

NOTE G - LIMITED PARTNERSHIP AGREEMENTS

        NexTech was formed on July 25, 1989 under the Pennsylvania Uniform Limited Partnership Act. The Limited Partnership Agreement provides, among other things:
        a. The term of the partnership expires December 31, 2039; however, dissolution will occur as the result of the sale or other disposition of all or substantially all of the partnership properties. In addition, dissolution will occur with the written consent or affirmative vote of all of the limited partners, or upon the occurrence of certain defined events involving the general partner.
        b. With few exceptions, net profits and losses are to be allocated 18.61% to the general partner and 81.39% to the limited partners and among the limited partners in accordance with their percentage interests.
        c. Distributable cash, if any, is to be distributed to the partners at the sole discretion of the general partner, but at least annually, and is to be allocated in accordance with the allocations of net profits and losses.

        MetalTech was formed on January 12, 1984 under the Pennsylvania Uniform Limited Partnership Act. The Limited Partnership Agreement provides, among other things:
        a. The term of the partnership expires December 31, 2034; however, dissolution will occur as the result of the sale or other disposition of all or substantially all of the partnership properties. In addition, dissolution will occur with the written consent or affirmative vote of all of the limited partners, or upon the occurrence of certain defined events involving the general partner.
        b. With few exceptions, net profits and losses are to be allocated 24.75% to the general partner and 75.25% to the limited partners and among the limited partners in accordance with their capital contributions.
        c. Distributable cash, if any, is to be distributed to the partners at the sole discretion of the general partner, but at least annually, and is to be allocated in accordance with the allocations of net profits and losses.

        GalvTech was formed on June 12, 1995 under the Pennsylvania Uniform Limited Partnership Act. The Limited Partnership Agreement provides, among other things:
        a. The term of the partnership expires December 31, 2040; however, dissolution will occur as the result of the sale or other disposition of all or substantially all of the assets of the partnership. In addition, dissolution will occur upon bankruptcy of the partnership, or upon the occurrence of certain defined events involving the general partner.

        b. With few exceptions, net profits are to be allocated 30.77% to the general partner, 40% to the Class A Limited Partner, and 29.23% to the other limited partners. With the exception of certain special allocations, losses are to be allocated to the partners in proportion to their capital account balances.

        c. Distributable cash, if any, is to be distributed to the partners at the sole discretion of the general partner, and is to be allocated in accordance with the allocations of net profits.

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999


NOTE H - LEASES WHERE PARTNERSHIPS ARE LESSEE

        NexTech occupies its real property under an operating lease extending to March 31, 2000, and GalvTech occupies its real property under an operating lease extending to August 31, 2016. The partnerships also lease certain operating and office equipment under operating lease agreements. The real property leases contain options to renew for an additional five-year period at the end of the initial lease term, and also contain purchase options. The partnerships are also required to pay real estate taxes during the lease period. Management expects that in the normal course of business all of the above leases will be renewed or replaced by other leases. Rental expense for all operating leases charged to operations totaled approximately $1,040,200 for 1998 and $1,125,000 for 1999. Following is a summary of approximate future minimum rental payments under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 1999:

        Year Ending
        December 31, 2000                                            $  739,000
        December 31, 2001                                               550,000
        December 31, 2002                                               511,000
        December 31, 2003                                               500,000
        December 31, 2004                                               500,000
        Thereafter                                                    5,831,000
                                                                     ----------
                                                     Total           $8,631,000
                                                                     ==========

NOTE I - COMMITMENTS AND CONTINGENCIES

        GalvTech and MetalTech have entered into a ten-year Steel Supply Agreement with a supplier (which is also a 40% limited partner in GalvTech) whereby they have agreed to purchase specified minimum quantities of steel over a ten-year period, generally at the then current market prices.

        GalvTech has guaranteed notes payable by its landlord, who developed the facilities in which the partnership's manufacturing facilities are located. The outstanding principal amount of the notes payable is $923,403 as of December 31, 1999.

NOTE J - EMPLOYEE BENEFIT PLANS

        Each of the partnerships has a defined contribution 401(k) profit sharing plan covering regular employees who are credited with 1,000 hours of service during the applicable 12 consecutive month period. NexTech contributions are 10% of income, as defined, up to a specified base level and 12% on amounts in excess of the base. GalvTech contributions are 10% of income, as defined. MetalTech contributions are at various percentages ranging from 10% to 15% of income, as defined, depending on the level of profitability. Combined expense recognized in connection with the plans was $5,314,035 in 1998 and $4,410,599 in 1999.

                         METALTECH, NEXTECH AND GALVTECH
                       (PENNSYLVANIA LIMITED PARTNERSHIPS)

                           DECEMBER 31, 1998 AND 1999



NOTE K - CONCENTRATION OF CREDIT RISK

        The partnerships maintain most of their cash balances in one financial institution located in Pittsburgh, Pennsylvania. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, uninsured amounts held at this financial institution totaled approximately $2,401,000.

NOTE L - NEW ACCOUNTING PRONOUNCEMENT

        The partnerships have not yet adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), for which the effective date is all fiscal quarters for all fiscal years beginning after June 15, 2000. SFAS 133 will require the partnerships to record all derivatives as assets or liabilities at fair value. Changes in derivative fair value will either be reported in earnings, offset against changes in the fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, recorded as a component of other comprehensive income in partnership deficit until the hedged transactions occur and are recognized in earnings. Management has not yet quantified the impact which implementation of SFAS 133 may have upon the combined financial statements.

NOTE M - SUBSEQUENT EVENT

        On October 13, 2000, Worthington Techs, L.P., a subsidiary of Worthington Industries, Inc., signed an agreement to acquire substantially all of the net assets of MetalTech, NexTech and GalvTech (collectively the "Techs") for $260 million in cash. The acquisition is expected to close on or before November 30, 2000. Under the terms of the agreement, the purchase price may increase by up to $60 million over a three-year period beginning January 1, 2001, depending on capacity utilization and the spread between the market price for galvanized steel and the cost of raw material. The cash purchase price also is subject to adjustment based upon certain changes in working capital. The transaction is contingent upon obtaining financing satisfactory to Worthington Industries, Inc. and other typical closing conditions.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

         On October 13, 2000, Worthington Techs, L.P., a wholly-owned subsidiary of Worthington Industries, Inc. executed an asset purchase agreement to acquire substantially all of the net assets of the Techs for $260 million in cash, subject to adjustment for changes in working capital. The purchase price may increase by up to $60 million over the three-year period beginning January 1, 2001, depending on capacity utilization and the spread between the market price for galvanized steel and the cost of raw material. These contingent payments are not included in the pro forma financial statements.

         This section includes the following financial information on a pro forma basis for Worthington Industries, Inc.:

         Unaudited Pro Forma Condensed Consolidated
           Balance Sheet as of August 31, 2000................................19
           Statement of Earnings for the Twelve Months Ended May 31, 2000.....21
           Statement of Earnings for the Three Months Ended August 31, 2000...22

         The unaudited pro forma condensed consolidated balance sheet at August 31, 2000 gives effect to the pending purchase by Worthington Techs, L.P. of the net assets of the Techs as if the transaction occurred at August 31, 2000. The unaudited pro forma condensed consolidated statements of earnings for the twelve months ended May 31, 2000 and for the three months ended August 31, 2000 assume the transaction occurred on June 1, 1999. Actual closing is expected to occur on or before November 30, 2000. The pro forma condensed consolidated financial statements and the related adjustments reflected therein will be updated upon closing of the transaction.

         The unaudited pro forma financial information is based on the historical consolidated financial statements of Worthington Industries, Inc. and the historical combined financial statements of the Techs and should be read in conjunction with such financial statements and accompanying notes. The purchase method of accounting was used to prepare the unaudited pro forma financial statements using the purchase price established in the asset purchase agreement and estimated fair values of the net assets to be acquired. The actual purchase accounting adjustments to reflect the fair values of the net assets will be based on management's evaluation, therefore the adjustments that have been used in the unaudited pro forma condensed consolidated financial information are subject to change pending the final allocation of the purchase price.

         The pro forma financial information does not purport to be indicative of the results of operations which would have actually been attained if the acquisition had occurred on the dates indicated nor the results of operations which will be reported in the future.

                          WORTHINGTON INDUSTRIES, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 AUGUST 31, 2000
                                 (In Thousands)
                                   (Unaudited)



                                                                       Historical                       Pro Forma
                                                            ----------------------------      ------------------------------
                                                            Worthington
                                                            Industries,
                                                                Inc.           The Techs      Adjustments       Consolidated
                                                            ----------         ---------      -----------       ------------
Current Assets
  Cash and cash equivalents                                 $      240         $    564                          $      804
  Accounts receivable, net                                     272,028           51,689        $  8,000 (1)         331,717
  Inventories                                                  301,146           20,385                             321,531
  Prepaid expenses and other current assets                     30,578            1,018             263 (6)          31,859
                                                            ----------         --------        --------          ----------
Total Current Assets                                           603,992           73,656           8,263             685,911
Investment in Unconsolidated Affiliates                         52,320                                               52,320
Intangible Assets                                               79,059                          199,184 (2)         279,443
                                                                                                  1,200 (3)
Other Assets                                                    60,185            1,169           2,600 (4)          63,619
                                                                                                   (335)(7)
  Property, plant and equipment                              1,196,871           62,512         (18,524)(6)       1,240,859
  Less accumulated depreciation                                333,856           36,136         (36,136)(6)         333,856
                                                            ----------         --------        --------          ----------
Property, Plant and Equipment, net                             863,015           26,376          17,612             907,003
                                                            ----------         --------        --------          ----------
Total Assets                                                $1,658,571         $101,201        $228,524          $1,988,296
                                                            ==========         ========        ========          ==========

Current Liabilities
  Accounts payable                                          $  160,752         $ 53,628        $    966 (1)      $  215,346
  Notes payable                                                173,517           23,352         (23,352)(7)         173,517
  Current maturities of long-term debt                           2,546            9,150          (9,150)(7)           2,546
  Other current liabilities                                     79,033           11,085           2,600 (4)          93,164
                                                                                                  2,500 (5)
                                                                                                    500 (6)
                                                                                                    400 (3)
                                                                                                (2,954) (7)
                                                            ----------         --------        --------          ----------
Total Current Liabilities                                      415,848           97,215         (28,490)            484,573
Long-Term Debt                                                 361,721           42,490         (42,490)(7)         621,721
                                                                                                260,000 (4)
Other Liabilities                                               79,410                              800 (3)          80,410
                                                                                                    200 (6)
Deferred Income Taxes                                          129,619                                              129,619
Shareholders' Equity                                           671,973          (38,504)         38,504 (8)         671,973
                                                            ----------         --------        --------          ----------
Total Liabilities and Shareholders' Equity                  $1,658,571         $101,201        $228,524          $1,988,296
                                                            ==========         ========        ========          ==========

                          WORTHINGTON INDUSTRIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (CONTINUED)
                                 AUGUST 31, 2000
                                 (In Thousands)
                                  (Unaudited)


(1)      Estimated working capital adjustments to purchase price.

(2)      Estimated goodwill from the Techs Acquisition as follows:

                   Estimated purchase price                                             $260,000
                   Estimated working capital adjustments                                  (7,034)
                   Estimated transaction costs                                             2,500
                                                                                        --------
                        Net Purchase Price                                               255,466
                   Estimated fair market value of net assets purchased                    56,282
                                                                                        --------
                       Estimated goodwill                                               $199,184
                                                                                        ========

(3) Covenant-not-to-compete, consulting contract and related liabilities to be paid and amortized over 3 years.

(4) Estimated funds borrowed and related financing fees incurred on the debt to purchase the Techs' net assets. The financing fees will be amortized over 10 years (the estimated period of the borrowing).

(5)      Estimated transaction costs.

(6) Adjustments to record net tangible assets purchased at estimated fair market value.

(7)      Estimated Techs' assets not purchased and liabilities not assumed.

(8)      Elimination of Techs' historical equity.

                          WORTHINGTON INDUSTRIES, INC.
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                        TWELVE MONTHS ENDED MAY 31, 2000
                        (In Thousands, Except Per Share)
                                   (Unaudited)



                                                                       Historical                          Pro Forma
                                                           ------------------------------      --------------------------------
                                                               Worthington                     Adjustments
                                                            Industries, Inc.    The Techs          (10)            Consolidated
                                                           -----------------    ---------        --------          ------------

Net sales                                                     $1,962,606        $448,589         $(5,314)(1)        $2,405,881

Cost of goods sold                                             1,629,455         398,368          (5,314)(1)         2,019,704
                                                                                                     280 (1)
                                                                                                  (3,085)(2)
                                                              ----------        --------        --------            ----------
    Gross Margin                                                 333,151          50,221           2,805               386,177
Selling, general and administrative expenses                     163,662          20,896          (5,868)(3)           184,158
                                                                                                     400 (4)
                                                                                                   5,068 (5)
                                                              ----------        --------        --------            ----------
    Operating Income                                             169,489          29,325           3,205               202,019
Other income (expense):
  Miscellaneous income                                             2,653             161                                 2,814
  Loss on investment in Rouge                                     (8,553)                                               (8,553)
  Interest expense                                               (39,779)         (5,664)          5,664 (6)           (64,739)
                                                                                                 (24,700)(7)
                                                                                                    (260)(8)
  Equity in net income of unconsolidated
      affiliates                                                  26,832                                                26,832
                                                              ----------        --------        --------            ----------
    Earnings Before Income Taxes                                 150,642          23,822         (16,091)              158,373
Income Taxes                                                      56,491                           2,899 (9)            59,390
                                                              ----------        --------        --------            ----------
 Net Earnings                                                 $   94,151        $ 23,822        $(18,990)           $   98,983
                                                              ==========        ========        ========            ==========
Average Common Shares Outstanding:
  Basic                                                           88,411                                                88,411
  Diluted                                                         88,598                                                88,598

Earnings Per Share:
  Basic                                                            $1.06                                                 $1.12
  Diluted                                                          $1.06                                                 $1.12

                          WORTHINGTON INDUSTRIES, INC.
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       THREE MONTHS ENDED AUGUST 31, 2000
                        (In Thousands, Except Per Share)
                                   (Unaudited)


                                                                       Historical                          Pro Forma
                                                           ------------------------------      --------------------------------
                                                               Worthington                     Adjustments
                                                            Industries, Inc.    The Techs          (10)            Consolidated
                                                           -----------------    ---------        --------          ------------


Net sales                                                       $484,224        $120,242         $(1,329)(1)         $603,137

Cost of goods sold                                               420,346         108,241          (1,329)(1)          526,682
                                                                                                    (576)(2)
                                                                --------        --------         -------             --------
    Gross Margin                                                  63,878          12,001             576               76,455
Selling, general and administrative expenses                      41,991           3,989          (1,098)(3)           46,249
                                                                                                     100 (4)
                                                                                                   1,267 (5)
                                                                --------        --------         -------             --------
    Operating Income                                              21,887           8,012             307               30,206
Other income (expense):
  Miscellaneous income                                                83              57                                  140
  Interest expense                                                (9,357)         (2,092)          2,092 (6)          (15,597)
                                                                                                  (6,175)(7)
                                                                                                     (65)(8)
  Equity in net income of unconsolidated
      affiliates                                                   7,036                                                7,036
                                                                --------        --------         -------             --------
    Earnings Before Income Taxes                                  19,649           5,977          (3,841)              21,785
Income Taxes                                                       7,172                             780 (9)            7,952
                                                                --------        --------         -------             --------
 Net Earnings                                                   $ 12,477        $  5,977         $(4,621)            $ 13,833
                                                                ========        ========         =======             ========

Average Common Shares Outstanding:
  Basic                                                           85,755                                               85,755
  Diluted                                                         85,755                                               85,755

Earnings Per Share:
  Basic                                                             $.15                                                 $.16
  Diluted                                                           $.15                                                 $.16

                          WORTHINGTON INDUSTRIES, INC.
       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (CONTINUED) TWELVE MONTHS ENDED MAY 31, 2000 AND THREE MONTHS ENDED AUGUST 31, 2000
                                 (In Thousands)
                                  (Unaudited)

(1) Estimated elimination of sales by the Techs to Worthington Industries, Inc. subsidiaries previously recorded as sales to external customers and the estimated profit on those sales in inventory.

(2) Estimated adjustment from eliminating the Techs' fixed asset depreciation recorded on historical cost and recording depreciation of the estimated fair value over the estimated remaining useful lives which are as follows:
                                                                          Years
                                                                         -----
                   Buildings, Leasehold and Land Improvements             35
                   Machinery and Equipment                                20
                   Furniture & Fixtures and Office Equipment              10
                   Computers and Software                                 3-5

(3) Estimated payments of salaries, bonuses, and management fees paid to the five original investors of the Techs that will not continue after the closing date of the transaction. This pro forma adjustment is made because of changed circumstances that will exist following the consummation of the purchase of the Techs' net assets.

(4) Estimated amortization over 3 years of the covenant-not-to-compete and consulting contracts, which total $1,200.

(5)      Estimated amortization of the goodwill using a useful life of 40 years.

(6) Estimated adjustment to reverse interest expense recorded by the Techs for debt not assumed in the purchase transaction.

(7) Estimated interest expense on additional debt incurred to purchase the Techs' net assets using an estimated interest rate of 9.5%.

(8) Estimated amortization of deferred financing costs incurred on the additional debt using an estimated life of 10 years (the estimated period of the borrowing).

(9) Estimated additional tax expense on the pro forma consolidated earnings before income taxes using an effective tax rate of 37.5% for the twelve months ended May 31, 2000 and 36.5% for the three months ended August 31, 2000. Income of the Techs is taxed directly to their partners. Accordingly, no provision for income taxes has been made in the historical financial statements of the Techs. After the acquisition, the Techs income will be taxable to Worthington Industries, Inc. and reflected as additional tax provision in the consolidated financial statements.

(10) The purchase agreement includes contingent payments ("earnouts") of $60 million that could be earned over a three-year period beginning January 1, 2001. These amounts, if paid, will be recorded as additional purchase price and amortized over the remaining useful life of the goodwill booked at the purchase date. Additional amortization expense for these earnouts could decrease net income by approximately
         $1,000 per year.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


         Financial Statements

                  No financial statements are required to be included in this
         Item 7. We have voluntarily included as part of the Item 5 disclosure certain historical financial statements of the Techs and certain pro forma financial information of Worthington Industries, Inc.

         Exhibits

                  The following exhibits are being filed with this Form 8-K:

                                                                            Page
                                                                            ----
                    Exhibit 23 - Consent of Independent Auditors.............26

                    Exhibit 99 - Press Release...............................27

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   WORTHINGTON INDUSTRIES, INC.


Date: October 19, 2000             By:  /s/ John T. Baldwin
                                       ---------------------
                                       John T. Baldwin
                                       Vice President & Chief Financial Officer
                                       (On behalf of the Registrant and as
                                       Principal Financial Officer)